EXHIBIT 99.1

4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS RECEIVES COMMITMENT
FOR $50 MILLION BANK CREDIT FACILITY
CHESTER, N.J. (July 17, 2006) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced that it has received a commitment for a new five-year $50 million senior secured revolving credit facility from RBC Capital Markets. The credit facility will be syndicated by RBC Capital Markets to a group of other lenders and financial institutions and is expected to close in early August 2006. Royal Bank of Canada will serve as administrative agent. The arrangements provide for immediately available borrowings of up to $25 million, if needed, prior to closing.
The credit facility includes a feature which allows an increase to $150 million, should additional financing be needed by Adams. The credit facility is available to finance working capital, capital expenditures and acquisitions, and for other general corporate purposes.
“We are pleased to establish this relationship with RBC Capital Markets,” said David P. Becker, executive vice president, CFO and treasurer. “The availability of this credit facility provides us with greater financial flexibility and an immediate source of capital as we continue to build our business and seek opportunities to strengthen our position within the respiratory space,” Becker added.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Note: RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.